NEWS RELEASE



Contact:   Alexander Castaldi
           Executive Vice President, Chief Financial and
           Administrative Officer
           Remington Products Company, L.L.C.
           (203) 332-9731


                           REMINGTON PRODUCTS COMPANY
                         ANNOUNCES FIRST QUARTER RESULTS


     BRIDGEPORT, CT, May 1, 2003 -- Remington Products Company, L.L.C. announced today that net sales for the first quarter of 2003 were $47.7 million, down $6.1 million from last year's first quarter. Operating income was $1.3 million, compared to $1.7 million in last year's quarter.

     The decrease in sales was due primarily to lower sales in the Company's North American segment, where sales decreased by $6.1 million to $24.5 million. The decline was due in part to lower wellness sales as a result of the Company's decision to de-emphasize this product line. Additionally, shaver and grooming sales were down as a result of higher year end inventories at certain retail accounts stemming from a slow Christmas retail environment and lower returns. The Company noted, however, that retail sell through of the Company's shaver and grooming products to the consumer are generally ahead of the prior year within the North American segment.

     Net sales in the Company's International segment were $1.3 million higher than the prior year's first quarter. This increase was the result of a positive $2.6 million impact of foreign currencies partially offset by a decline in sales of wellness and other non-core products. Net sales in the Company's U.S. Service Stores segment declined 20% or $1.3 million, due to the combination of fewer stores versus the prior year's first quarter, and a decrease in same store sales.

     Despite the decrease in sales, gross profit declined by only $0.2 million as a result of a gross margin percentage increase of almost 5% to 44.7% of net sales, compared to 40.0% of net sales in the first quarter of 2002. This increase was attributable to a better sales mix including the significant reduction in sales of the lower margin wellness products. As a result of the lower gross profit and a slight increase in operating expenses operating income declined by $0.4 million for the first quarter of 2003 compared to the same period in 2002.

     Net Interest expense was $5.5 million in the first quarter of 2003, compared to $6.1 million in last year's quarter. The decrease was due primarily to lower average borrowings. Foreign currency gains in the Company's International segment were the result of the weaker U.S. dollar and resulted in other income of $0.5 million compared to $0.1 million in the same period of the prior year. The provision for income taxes was $0.1 million in the first quarter of 2003 compared to a benefit of $0.2 million in the prior year as a result of improved operations in certain international countries.

     Due to the highly seasonal nature of its business, the Company typically loses money in the first part of the year. For the quarter ended March 31, 2003, the Company reported a net loss of $3.8 million compared to a net loss of $4.1 million in the same quarter of 2002.

     Debt was $180.5 million at March 31, 2003, a reduction of $26.1 million from March 31, 2002. At the same time cash increased by $22.3 million to $30.0 million. This total improvement of $48.4 million was due to improvements in earnings and working capital management.


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     Neil DeFeo,  Remington's  Chairman,  Chief Executive Officer and President,
commented: "While our top line sales for the quarter were down versus last year, our sell through to the consumer is broadly ahead of last year indicating our products continue to be popular with the consumer. We are very pleased with the substantial increase in our gross margin percentage. As we look ahead in 2003 we expect to continue to see growing sell through to the consumer as we introduce new products in the second half of the year".

     Further, Mr. DeFeo commented: "We continue to focus on controlling our working capital and are pleased with our current position. Compared to last year our borrowings are down $26.1 million and our cash is up $22.3 million."

     Remington Products Company, L.L.C. is a leading consumer products company focusing on the development and marketing of personal care products. The Company designs and distributes electric shavers and accessories, grooming products, hair care appliances, and other small electrical consumer appliances. The Company's headquarters are located at 60 Main Street, Bridgeport, Connecticut.

     This news release may contain forward-looking statements, which include assumptions about future market conditions, operations and results. These statements are based on current expectations and are subject to risks and uncertainties. They are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Please refer to our filings made with the Securities and Exchange Commission for a statement of the factors that could cause actual results to differ materially from any forward-looking statements made herein. The Company assumes no obligation to update any such forward-looking statements or advise of changes in the assumptions on which they were based.